Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

            This Addendum to Employment Agreement is made as of this the 9th day of December, 2005 by and between LANDAMERICA FINANCIAL GROUP, INC. ("Company") and CHARLES H. FOSTER, JR. ("Employee").

            WHEREAS, Employee and Company entered into an Employment Agreement as of January 1, 2005 pursuant to which Company employs Employee as Chairman of the Board of Directors of the Company; and

            WHEREAS, Employee and Company desire to amend and restate certain provisions in the Employment Agreement relating to the payment of compensation.

            NOW, THEREFORE, the parties hereto agree as follows:

1.	Effective December 7, 2005, Section 2(b)(ii) of the Employment Agreement is hereby amended and restated as follows:

(ii) Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be entitled to an annual bonus (the “Annual Bonus”) as follows:  in recognition of the Executive’s services to the Company in calendar year 2005, in February, 2006, the Executive shall be entitled to receive a single lump sum cash payment of $1,125,000; in recognition of the Executive’s services to the Company in calendar year 2006, in February 2007, the Executive shall be entitled to receive $1,125,000, payable in either cash or stock, or a combination thereof, as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Any restricted shares and cash units granted to the Executive pursuant to this Section 2(b)(ii) shall be subject to vesting and such other terms as may be provided in a Restricted Stock Agreement or Cash Unit Agreement in the forms used by the Company at the time for awards of restricted stock or cash units to its most senior executives.  Notwithstanding anything in this Employment Agreement to the contrary, the Executive shall not be entitled to any bonus earned during the Employment Period other than the Annual Bonus.

2.	Effective January 1, 2005, Section 2(b)(v) of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:

Reimbursement shall be paid no later than March 15 following the year in which the Executive incurs the employment expense.

3.	Effective January 1, 2005, Section 2(b)(vi) of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:

Fringe benefits to which the Executive is entitled shall be paid no later than March 15 following the year in which the benefits are earned.

4.	Effective January 1, 2005, Section 2(b)(x) of the Employment Agreement is hereby amended by adding the following sentence to the end thereof

Reimbursement shall be made to Executive no later than March 15 following the year in which the Executive incurs the expense.

5.	Effective January 1, 2005, Section 4 of the Employment Agreement is hereby amended by adding the following new subsection to the end thereof:

(c) Timing of Payments.  If the Executive’s employment terminates during the Employment Period (i) other than for Cause or (ii) for Good Reason, payment to the Executive under this Section 4 shall be delayed until the first day of the sixth month beginning after Executive’s termination. The first payment to the Executive following the delay shall include any amounts that would have been paid to the Executive during the preceding six (6) month period.

6.	Effective January 1, 2005, Section 5 of the Employment Agreement is hereby amended by adding the following new subsection to the end therefore:

(c) Timing of Payments.  If after a Change in Control and during the Employment Period, the Executive’s employment terminates (i) other than for Cause or (ii) for Good Reason, the Company shall delay any payments that the Company determines are Subject to 409A of the Internal Revenue Code of 1986, as amended, until the first day of the sixth month beginning after Executive’s termination.

7.	Effective January 1, 2005, Section 5(b)(ii)(B) of the Employment Agreement is hereby amended to read as follows: “One million seven hundred fifty-two thousand one hundred ninety dollars ($1,752,190).”

8.	All other provisions of the Employment Agreement are to remain in full force and effect.

EXECUTIVE	LANDAMERICA FINANCIAL GROUP, INC.
(Registrant)

By: /s/ Charles H. Foster, Jr.	By: /s/ Theodore L. Chandler, Jr.
Charles H. Foster, Jr.	Theodore L. Chandler, Jr.
President and Chief Executive Officer